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                                                                 Exhibit 99.3


                                                                 May 13, 2002

                                                                 CONFIDENTIAL
                                                                 ------------



Dear Members of the Board:

Reference is made to the fairness opinion letter (the "Fairness Opinion") dated as of April 21st, 2002 from us to you regarding the fairness, from a financial point of view, of the Exchange Ratio (as defined in the "Fairness Opinion") to holders of Clare common stock. This will confirm that Broadview International LLC consents to references to and the inclusion of the Fairness Opinion in its entirety in the Registration Statement, and any amendments thereto, to be filed with the Securities and Exchange Commission in connection with the Merger referred to in the Fairness Opinion.


                                   Sincerely,

                                   /s/ EDWARD M. LEONARD
                                   --------------------------------------------
                                   Edward M. Leonard
                                   Managing Director
                                   For and on behalf of Broadview International
                                   LLC